Exhibit 5.1

Calfee, Halter & Griswold LLP Attorneys at Law The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 216.622.8200 Phone

September 21, 2023

Transcat, Inc.

35 Vantage Point Drive

Rochester, NY 14624

We have acted as special Ohio counsel for Transcat, Inc. (the “Company”) in connection with the registration of 736,845 shares (the “Shares”) of common stock, $0.50 par value per share, of the Company (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (File No. 333-250135) which was filed with the Securities and Exchange Commission (the “Commission”) on November 17, 2020 (the “Original Registration Statement”) and a Registration Statement on Form S-3 (File No. 333-274611) which was filed with the Commission on September 20, 2023 (the “Additional Registration Statement” and, together with the Original Registration Statement, the “Registration Statement”). The Additional Registration Statement was filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Additional Registration Statement incorporates by reference the Original Registration Statement.

The Shares are being offered pursuant to the prospectus accompanying the Registration Statement, as supplemented by a prospectus supplement relating to the Shares dated September 21, 2023 (the prospectus, the prospectus supplement and any amendments thereto, collectively, the “Prospectus”). The Registration Statement and the Prospectus were filed under the Securities Act. Terms used and not defined herein shall have the meanings given to them in the Registration Statement.

We have examined or are otherwise familiar with the Company’s Articles of Incorporation, as amended, the Company’s Code of Regulations, as amended, the Registration Statement, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued by the Company and, when delivered and paid for in the manner contemplated by the Underwriting Agreement, dated September 21, 2023 (the “Underwriting Agreement”), by and between the Company and Oppenheimer & Co. Inc., will be fully paid and non-assessable.

We are attorneys licensed to practice law in the State of Ohio. The opinion expressed herein is limited solely to the federal laws of the United States of America and

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Transcat, Inc.

September 21, 2023

the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption “Legal Matters.” Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP
CALFEE, HALTER & GRISWOLD LLP

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